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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-118438


PROSPECTUS SUPPLEMENT NO. 1 DATED SEPTEMBER 29, 2005
(TO PROSPECTUS DATED SEPTEMBER 8, 2004)

                          HENRY BROS. ELECTRONICS, INC.
                  (f/k/a Diversified Security Solutions, Inc.)
                         746,999 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 (the "Prospectus Supplement") supplements and amends the Prospectus dated September 8, 2004 (the "Prospectus"), relating to the resale from time to time by holders of our shares of common stock. Such information has been obtained from the Selling Stockholder. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

Our common stock is quoted on The American Stock Exchange under the symbol "HBE." The closing price of our common stock on September 27, 2005 was $6.00 per share.

See "Risk Factors" beginning on page 6 of the Prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities or passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The following table sets forth, as of the date hereof, information regarding the beneficial ownership of our common stock by the Selling Stockholder, and supplements and amends the information in the table appearing under the heading "Selling Stockholders" in the Prospectus. The shares of common stock being registered, which are issuable upon the exercise of warrants, were transferred to the Selling Stockholder by Lakeshore International, Ltd. in the amount of 15,625, Merced Partners Limited Partnership in the amount of 15,625, Tamarack International, Ltd. in the amount of 55,000 and Global Bermuda Limited Partnership in the amount of 13,750. In the table below, the percentage ownership after the offering is based upon the assumed sale by the Selling Stockholder of all shares they may offer for sale pursuant to this Prospectus. Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. The percentages for the Selling Stockholder are calculated based on 5,739,398 shares of our common stock issued and outstanding as of June 17, 2005, plus the additional shares that the Selling Stockholder is deemed to beneficially own, if any, as set forth in the table. The shares offered by this Prospectus shall be deemed to include shares offered by




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any pledgee, donee, transferee or other successor in interest of the
Selling Stockholder below, provided that this Prospectus is amended or supplemented if required by applicable law.





                                                   Beneficial Ownership                        Beneficial Ownership
                                                   Before this Offering                        After this Offering
                                                   --------------------                        --------------------

                                                  Number of                  Shares Being     Number of
                     Name                          shares      Percentage       Offered         Shares     Percentage
                     ----                          ------      ----------       -------         ------     ----------


Crestview Capital Master LLC                      100,000           1.71       100,000 (1)         0        *



* Less than one percent

(1) The shares beneficially owned and being offered by Crestview Capital Master LLC ("CCM") consist of 100,000 shares issuable upon the exercise of warrants (exercisable commencing January 27, 2005) with an exercise price of $7.60 per share. Crestview Capital Partners ("CCP") is the sole managing member of CCM and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM; however, CCP disclaims beneficial ownership of these securities.